Exhibit E

                            Eaton and Cottrell, P.A.
                            1310 Twenty Fifth Avenue
                           Gulfport, Mississippi 39501
                                  601-864-8221



                                February 5, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Mississippi Power Company (the "Company") et al.
                  File No. 70-9137

Ladies and Gentlemen:

         We are familiar with the statement on Form U-1, as amended, filed by The Southern Company ("Southern") and Alabama Power Company, Georgia Power Company, Gulf Power Company and Mississippi Power Company (collectively, the "Subsidiaries") in the above-referenced proceeding. The transactions proposed therein included the authority (i) for each of the Subsidiaries to solicit proxies from the holders of their respective shares of preferred stock and common stock; (ii) for each of the Subsidiaries to amend their respective charters; (iii) for Southern to make an offer to the holders of shares of certain series of the Subsidiaries' outstanding preferred stock to acquire such shares for cash; and (iv) for Southern to sell to the respective Subsidiaries any preferred stock so acquired at Southern's purchase price plus expenses. We are representing the Company in connection with this matter and are furnishing this opinion with respect to the transactions by the Company.

         We are of the opinion that:

         (a) the Company is a validly organized and duly existing corporation under the laws of the State of its incorporation;

         (b) the subject transactions have been consummated by the Company in accordance with the terms of such statement on Form U-1, as amended;

         (c) all State laws applicable to such transactions by the Company have been complied with;



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         (d) the Company lawfully acquired from Southern the shares of its preferred stock purchased by Southern; and

         (e) the consummation of such transactions by the Company did not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

         We hereby give our written consent to the use of this opinion in connection with the above-mentioned statement on Form U-1, as amended, and to the filing thereof with the Commission at the time of the filing by the Company of its certificate pursuant to Rule 24.

                                           Very truly yours,

                                           /s/Eaton and Cottrell, P.A.

                                           EATON AND COTTRELL, P.A.